Exhibit 5.1


                                                 PALMER & DODGE LLP
                                                  One Beacon Street
                                             Boston, Massachusetts 02108


Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                                    June 4, 1998



Helix Technology Corporation
Mansfield Corporate Center
Nine Hampshire Street
Mansfield, MA 02048-9171


         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Helix Technology Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 2,382,925 shares (the "Shares") of the Company's Common Stock, $1.00 par value, offered for resale by stockholders of the Company named therein.

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters."

                             Very truly yours,



                             /s/ Palmer & Dodge LLP